EXHIBIT 10.8

AMENDMENT NO. 1 TO POINT AGREEMENT

THIS AGREEMENT is made this 17th day of September 2004 between NovAtel Inc. (“NovAtel”) and SOKKIA CO. Ltd (“Sokkia”).

WHEREAS Sokkia and NovAtel entered into a Point Agreement dated July 20, 1999;

WHEREAS, NovAtel and Sokkia are willing to amend the Point Agreement and the current structure of their relationship, based on a memorandum of understanding dated June 15th, 2004;

THE PARTIES AGREE AS FOLLOWS:

1. Section 5 of the Point Agreement is amended by the addition of the following paragraph:

5.6
NovAtel will continue to develop, in the normal course of its business, at its cost, its core standard products, namely GNSS receivers and enclosures, sensors and antennas (the “GNSS Products”). NovAtel shall have the right to sell the GNSS Products into all markets and to all customers.

2. Section 6 of the Point Agreement is amended by the addition of the following paragraphs:

6.8
Point will start developing the GSR-2700-IS, by March 31, 2004. In order to support this next generation product development, NovAtel and Sokkia will provide US$1.0 million of Non-Recurring Engineering (“NRE”) funding in 2004. This US$1.0 million shall include the current level of funding of approximately US$500,000 related to the Level 6 data collection software. NovAtel and Sokkia will agree on their share of NRE funding on a project-by-project basis, and will also agree on payment dates or milestones. NovAtel and Sokkia will review the amount of NRE funding on an annual basis and will, upon both parties’ approval, adjust the amount of NRE funding as appropriate.

The board of directors of Point shall review and approve the GSR-2700-IS development plan.

6.9	Point shall be responsible for developing end-user application software, interfaces and systems integration.

6.10
Upon agreement of the parties on a project by projects basis, NovAtel will develop customized products for Point/Sokkia who will provide funding to NovAtel for these customized products through either NRE fees or product pricing (with minimum volume commitments). Point/Sokkia will have the exclusive rights, as detailed in each project agreement, to the customized product.

6.11	Minimum Annual Purchases
6.11.1 Subject to 6.11.2, Point will purchase a minimum annual quantity/$value of US$2.5 million of GNSS Products from NovAtel starting in 2004. Thereafter, the annual purchase value will increase by 5% per year.

6.11.2 If a significant change in the market for GNSS Products develops that would materially affect Point’s ability to purchase the minimum annual purchase value, NovAtel and Sokkia will review and amend the minimum annual purchase value, as appropriate.

6.12  NovAtel as Exclusive Vendor
6.12.1 NovAtel shall be the exclusive supplier of GNSS Products for Point/Sokkia, as long as:
(i) NovAtel can provide a competitive product, based on price, technology and features.
(ii) Point/Sokkia does not experience a significant supply interruption, within the control of NovAtel, of NovAtel’s GNSS Products

6.12.2 The GNSS Products will be available to Point/Sokkia at the best pricing terms (at comparable volumes and conditions).

6.13 Sokkia's Marketing Role for Point Products.
6.13.1 Sokkia (Japan) will undertake to provide a stronger role for the distribution and marketing of Point's products throughout Sokkia's worldwide distribution network by realizing that Point’s products receive adequate promotion, regional technical customer support and training and inventory stocking, amongst other support initiatives.

6.14 Point's Solvency
6.14.1 Point must not become insolvent.

While NovAtel and Sokkia agree that Point should strive to break even on an Operating Profit basis, this objective may not be always possible, particularly if Point undertakes significant new product development. NovAtel and Sokkia recognize that to remain solvent, Point may require future financial support through such means as, loans and equity contributions. In no event shall either party be required to provide future financial support without approval by its respective Board of Directors.

6.15 Strategic Plan for Point
6.15.1 NovAtel, Sokkia and Point will develop a strategic plan for Point, no later than March 31, 2005.

3. Problem solving

In the event any of the conditions contained in this amendment to the Point Agreement are not implemented or a subsequent breach of these conditions occurs, including the condition contained in 6.14.1 above, then NovAtel and Sokkia will enter into the discussion and/or negotiations, on a good faith basis, to solve the problems and/or difficulties for the mutual benefit of both parties. As part of these negotiations, NovAtel and Sokkia would discuss the possible sale of NovAtel’s 49% equity interest in Point, to Sokkia.

4.  General

4.1 This Agreement may not be amended except by an instrument in writing signed by NovAtel and Sokkia.

4.2 This Agreement and the rights and obligations hereunder may not be transferred or assigned by one party without the prior written consent of the other party hereto which consent may not be unreasonably withheld.

4.3 The specific conditions and provisions of this Agreement supersede those contained in all prior agreements and understandings relating to such subject matter.

4.4 This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Kansas, USA, which shall be deemed to be the proper law of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized representatives on the day and year first above written.

NOVATEL INC.	SOKKIA CO. LTD

BY: /s/ Jonathan W. Ladd	BY: /s/ Hitoshi ITO